Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports Strong Second Quarter Results;
Increases Dividend 7%;
Adjusts 2013 EPS Guidance to $4.10-$4.25, Excluding Special Items

STAMFORD, CONNECTICUT - July 22, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2013 earnings of $0.93 per diluted share, compared to $1.07 in the second quarter of 2012. Second quarter 2013 results included transaction-related costs of $7.3 million, or $0.13 per share, related to the pending acquisition of MEI Conlux Holdings. Second quarter 2012 results included a $0.31 per share gain associated with divestitures, partially offset by $0.20 per share of repositioning charges. Excluding Special Items in both years, second quarter 2013 earnings per diluted share increased 10% to $1.06, compared to $0.96 in the second quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

Second quarter 2013 sales of $648.7 million decreased $8.9 million, or 1.4%, compared to $657.7 million in the second quarter of 2012, resulting from a core sales decline of $5.9 million, or 0.9%, and unfavorable foreign exchange of $3.0 million, or 0.5%.

Operating profit in the second quarter increased 28.1% to $88.8 million, compared to $69.4 million in the second quarter of 2012. Excluding Special Items, second quarter operating profit increased 13.8% to $95.7 million, compared to $84.1 million in the second quarter of 2012, and operating profit margin increased to 14.8%, compared to 12.8% in the second quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

“We are pleased to report second quarter EPS of $1.06 per share, excluding the MEI transaction costs,” said Crane Co. chief executive officer, Eric C. Fast. “On a slight decline in revenues, total Company operating margins expanded 200 basis points to a record 14.8%, led by solid execution in our Fluid Handling segment and strong productivity across the Company. Based on our expectation of record earnings this year and confidence in the future, we have increased our quarterly dividend by 7%. In connection with the pending acquisition of MEI, as previously reported, we are in negotiations with Bain Capital and Advantage Partners, the representatives of the owners of MEI, concerning the economic effects related to remedies required by the European Commission involving two Crane Payment Systems product lines.”

Updated 2013 Guidance
2013 EPS is now expected to be in a range of $4.10 to $4.25 per share, excluding Special Items, compared to the Company's previous guidance range of $4.10 to $4.30 per share, reflecting lower than anticipated revenue growth. The 2013 guidance does not include potential impacts from the pending acquisition of MEI. Full year 2013 free cash flow is expected to be in a range of $190 to $220 million.

Cash Flow and Financial Position
Cash provided by operating activities in the second quarter of 2013 was $30.9 million, compared to $58.9 million in the second quarter of 2012. For the six months ended June 30, 2013, cash provided by operating activities was $10.5 million, compared to $16.1 million in 2012. The Company's cash position was $420.9 million at June 30, 2013, compared to $423.9 million at December 31, 2012, and $252.3 million at June 30, 2012.

Segment Results
All comparisons detailed in this section refer to operating results for the second quarter 2013 versus the second quarter 2012. Beginning in the first quarter 2013, the operating results of the former Controls segment have been included in the Fluid Handling segment. Prior period amounts have been restated for comparative purposes.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2013	2012
Sales	$172.4	$178.6	$(6.2)	-3%
Operating Profit	$37.0	$38.9	$(1.9)	-5%
Profit Margin	21.5%	21.8%
Second quarter 2013 sales decreased $6.2 million, or 3%, reflecting a $4.0 million decline (4%) in Aerospace Group sales and a decline of $2.2 million (3%) in Electronics Group sales. The Aerospace Group sales decrease reflected lower commercial spares activity and the completion of a military upgrade program in 2012. The decline in Electronics Group sales was primarily due to continued delays in defense-related programs. Segment operating profit decreased 5%, as higher operating profits in the Aerospace Group were more than offset by lower profits in the Electronics Group. Aerospace & Electronics order backlog was $403 million at June 30, 2013, compared to $378 million at December 31, 2012 and $423 million at June 30, 2012.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2013	2012

Sales	$57.7	$54.5	$3.3	6%

Operating Profit	$9.2	$5.5	$3.6	65%
Operating Profit, before Special Items*	$9.2	$6.6	$2.6	39%

Profit Margin	15.9%	10.2%
Profit Margin, before Special Items*	15.9%	12.1%

*Repositioning charges in 2012 primarily associated with the closure of a manufacturing facility.
Segment sales of $57.7 million were 6% higher than the second quarter of 2012, driven by higher sales to recreational vehicle equipment manufacturers. Excluding Special Items, operating profit increased 39% to $9.2 million, and margins increased from 12.1% to 15.9%, reflecting the impact of higher sales and savings associated with repositioning actions taken in 2012.
Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2013	2012

Sales	$84.8	$97.6	$(12.7)	-13%

Operating Profit	$8.9	$9.1	$(0.2)	-3%
Operating Profit, before Special Items*	$8.9	$11.4	$(2.5)	-22%

Profit Margin	10.5%	9.3%
Profit Margin, before Special Items*	10.5%	11.7%

* Repositioning charges in 2012 associated with optimizing manufacturing operations and a facility sale.
Merchandising Systems sales of $84.8 million decreased $12.7 million, or 13%, with higher sales in Payment Solutions, more than offset by a decline in Vending Solutions. The significant decline in Vending Solutions sales and operating profit was the result of lower capital spending by certain bottler customers and continued weakness in Europe. Operating profit and margins increased in Payment Solutions, reflecting the impact of higher sales and continued productivity gains.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2013	2012

Sales	$333.8	$327.0	$6.7	2%

Operating Profit	$54.2	$30.6	$23.6	77%
Operating Profit, before Special Items*	$54.2	$42.0	$12.2	29%

Profit Margin	16.2%	9.4%
Profit Margin, before Special Items*	16.2%	12.8%
*Repositioning charges in 2012 primarily associated with transferring certain European production to lower cost Company facilities.
Second quarter 2013 sales increased $6.7 million, or 2%, which included a core sales increase of $9.2 million (3%), and unfavorable foreign exchange of $2.5 million (1%). The sales increase reflected higher demand from chemical, energy and nuclear valve services customers. Excluding Special Items, segment operating margin increased from 12.8% to 16.2%, reflecting continued strong execution, productivity gains and savings associated with the repositioning actions taken in 2012. Fluid Handling order backlog was $350 million at June 30, 2013, compared to $343 million at December 31, 2012 and $351 million at June 30, 2012.
Additional Information
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company's asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 23, 2013 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company's website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)